Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On March 17, 2022, as a change in the form of his beneficial ownership, John J. Fisher received 340,857 shares for no consideration from trusts for which he is trustee which he transferred for no consideration to another trust for which he is co-trustee and is organized exclusively for charitable purposes.

On March 17, 2022, trusts of which John J. Fisher is a trustee received gifts of 2,100 shares.

On March 17, 2022, a trust for which John J. Fisher is trustee distributed by gift 1,000,000 shares.

On March 31, 2022, a trust of which John J. Fisher is a trustee received a gift of 2,883,393 shares.

On March 31, 2022, trusts of which John J. Fisher has sole voting power distributed by gift 8,650,179 shares.

On March 31, 2022, a trust for which John J. Fisher is trustee distributed by gift 59,888 shares.

On March 31, 2022, a trust of which John J. Fisher has sole voting power distributed by gift 2,458,163 shares.

On April 4, 2022, a trust of which John J. Fisher is a trustee received a gift of 819,388 shares.